Exhibit (d)(17)

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

Amended and Restated Expense Reimbursement Agreement (“Agreement”) dated as of March 1, 2017 by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust set forth in Exhibit A hereto (each a “Fund” and collectively, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and NTI dated August 23, 2011, as amended.

WHEREAS, pursuant to Section 5 of the Advisory Agreement, NTI has agreed to pay all of the operating expenses of the Funds, excluding (i) the advisory fees payable under the Advisory Agreement to NTI; (ii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses and other expenses (such as stamp taxes) in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (v) compensation and expenses of the Trust’s trustees who are not officers, directors/trustees, partners or employees of NTI or its affiliates (the “Independent Trustees”); (vi) compensation and expenses of counsel to the Independent Trustees; (vii) tax expenses; and (viii) extraordinary expenses, as determined under generally accepted accounting principles.

WHEREAS, the parties to this Agreement have previously entered into Expense Reimbursement Agreements dated as of October 8, 2015, March 1, 2016, June 8, 2016, and September 23, 2016, to reimburse certain, but not all, of the expenses for the Funds set forth on Exhibit A (together, the “Prior Agreements”).

WHEREAS, the parties now wish to amend and restate the Prior Agreements to: (1) clarify certain terms of the Funds’ contractual expense reimbursement arrangements; and (2) extend the term of certain of the contractual expense reimbursement arrangements under the Prior Agreements.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1.        With respect to each Fund, NTI shall from the date of this Agreement reimburse the portion of the operating expenses of the Fund that represents the Fund’s allocation of the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees.

2.        With respect to the FlexShares® Real Assets Allocation Index Fund only, NTI shall from the date of this Agreement waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the amount of any acquired fund fees and expenses, as calculated pursuant to Form N-1A (“Acquired Fund Fees and Expenses”) incurred by the Fund that are attributable to the Fund’s investment in other FlexShares Funds.

3.        With respect to the FlexShares® Core Select Bond Fund only, NTI shall from the date of this Agreement waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the sum of (A) any Acquired Fund Fees and Expenses, if any, incurred by the Fund that are attributable to the Fund’s investment in Acquired Funds (as defined in Form N-1A) managed by NTI or an investment adviser controlling, controlled by, or under common control with NTI (“Affiliated Funds”) and (B) 0.05% or such lesser amount in Acquired Fund Fees and Expenses incurred by the Fund that are attributable to the Fund’s investment in Acquired Funds that are not Affiliated Funds.

4.        With respect to the FlexShares® Currency Hedged Morningstar DM ex-US Factor Tilt Index Fund and the FlexShares® Currency Hedged Morningstar EM Factor Tilt Index Fund (together, the “Currency Hedged Funds”) only, NTI shall from the date of this Agreement waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the amount of any Acquired Fund Fees and Expenses incurred by the Currency Hedged Funds that are attributable to the Currency Hedged Funds’ investment in other FlexShares Funds.

5.        The obligations in paragraphs 1, 2 and 3 (the “Obligations”) shall continue until March 1, 2018 with respect to each Fund, as applicable. The provisions with respect to paragraph 4 (“Currency Hedged Funds Obligation”) of this Agreement shall continue until March 1, 2020. The Obligations and Currency Hedged Funds Obligation with respect to one or more Funds, as applicable, may be extended by mutual agreement of the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Fund, in part or entirely, at any time if it determines that such termination is in the best interest of the Fund and its shareholders.

6.        NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

7.        This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

8.        This Agreement embodies the entire agreement and undertaking among the parties and supercedes all prior agreements and undertakings relating to the subject matter hereof, including the Prior Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Peter K. Ewing
Name: Title:	Peter K. Ewing
Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name:	Peter K. Ewing
Title:	Senior Vice President

Exhibit A

FlexShares Trust

FlexShares® Morningstar US Market Factor Tilt Index Fund

FlexShares® Morningstar Developed Markets ex-US Factor Tilt Index Fund

FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund

FlexShares® Quality Dividend Index Fund

FlexShares® Quality Dividend Defensive Index Fund

FlexShares® Quality Dividend Dynamic Index Fund

FlexShares® International Quality Dividend Index Fund

FlexShares® International Quality Dividend Defensive Index Fund

FlexShares® International Quality Dividend Dynamic Index Fund

FlexShares® Morningstar Global Upstream Natural Resources Index Fund

FlexShares® STOXX® Global Broad Infrastructure Index Fund

FlexShares® Global Quality Real Estate Index Fund

FlexShares® iBoxx 3-Year Target Duration TIPS Index Fund

FlexShares® iBoxx 5-Year Target Duration TIPS Index Fund

FlexShares® Ready Access Variable Income Fund

FlexShares® Disciplined Duration MBS Index Fund

FlexShares® Credit-Scored US Corporate Bond Index Fund

FlexShares® Credit-Scored US Long Corporate Bond Index Fund

FlexShares® US Quality Large Cap Index Fund

FlexShares® Currency Hedged Morningstar DM ex-US Factor Tilt Index Fund

FlexShares® Currency Hedged Morningstar EM Factor Tilt Index Fund

FlexShares® Real Assets Allocation Index Fund

FlexShares® STOXX® US ESG Impact Index Fund

FlexShares® STOXX® Global ESG Impact Index Fund

FlexShares® Core Select Bond Fund